Exhibit 10.3

PACKAGING CORPORATION OF AMERICA

AMENDED AND RESTATED 1999 LONG-TERM EQUITY INCENTIVE PLAN

EXECUTIVE OFFICER RESTRICTED STOCK UNIT AWARD AGREEMENT

PARTICIPANT:	«FIRST_NAME» «MIDDLE_INITIAL». «LAST_NAME»

DATE OF GRANT:	[INSERT}

NUMBER OF RESTRICTED UNITS:	«NUMBER OF UNITS»

PERIOD OF RESTRICTION	[INCLUDE]]

This Agreement is entered into between Packaging Corporation of America, a Delaware corporation (the “Company”), and the Participant named above. In consideration of the mutual covenants hereinafter set forth and for other good and valuable consideration, the Company and the Participant hereby agree as follows:

1. Grant of Restricted Units. Subject to the restrictions, terms and conditions of this Agreement and the Plan Documents (as hereafter defined), the Company hereby awards to the Participant the number of restricted units stated above (the “Restricted Units”).

2. Governing Documents. This Agreement and the Restricted Units awarded hereby are subject to all the restrictions, terms and provisions of the Amended and Restated 1999 Long-Term Equity Incentive Plan (the “Plan”), which are herein incorporated by reference and to the terms of which the Participant hereby agrees, and the terms of the Participant’s Notice of Award (collectively, the “Plan Documents”). Capitalized terms used in this Agreement that are not defined herein shall have the meaning set forth in the Plan.

3. No Stockholder Rights. The Restricted Units shall be a book entry credited in the name of the Participant representing a Full Value Award under the Plan and are not actual Shares. The Participant shall not have the right to vote the Restricted Units.

4. Vesting. Except as otherwise provided in the Plan or as provided by the Board or the Compensation Committee of the Board and subject to the terms and condition of this Agreement, the Participant’s Restricted Units covered hereby may (to the extent not previously forfeited) vest as of the last day of the Period of Restriction (the “Vesting Date” with respect to such Restricted Units); provided, however, that if, prior to the Vesting Date, the Participant’s Termination Date occurs for any reason, all Restricted Units granted hereunder shall be forfeited for no consideration and the Participant shall have no further rights under or with respect to the Restricted Units. Notwithstanding the foregoing:

(a) in the event that, during the Period of Restriction, the Participant’s Termination Date occurs due to death or Disability, all restrictions on the Restricted Units outstanding on the Termination Date shall lapse as of the Termination Date and the Termination Date shall be the “Vesting Date” with respect to such Restricted Units; and

(b) in the event that, during the Period of Restriction, the Participant’s Termination Date occurs due to Retirement (as defined below), all restrictions on the Restricted Units outstanding on the Termination Date shall lapse as of the last day of the Period of Restriction (and the last day of the Period of Restriction shall be the “Vesting Date” with respect to such Restricted Units notwithstanding that the Participant’s Termination Date has occurred prior to such date) provided that (i) the date of Retirement occurs at least twelve months after the Grant Date, (ii) the Participant provides the Company with advance written notice of the Participant’s date of Retirement at least twelve months prior to the actual date of Retirement (and such date of Retirement does not occur prior to the date specified in the advance written notice), and (iii) prior to the Termination Date, the Participant has entered into a restrictive covenant agreement with the Company and complies with the terms thereof and, for the avoidance of doubt, continued vesting of the Restricted Units following the Participant’s Retirement shall be in consideration of the Participant entering into a Restrictive Covenant Agreement; and

For purposes of this Award, the term “Retirement” means the Participant’s Termination Date that occurs on or after the date on which (1) the Participant has reached at least age 55 and (2) the sum of the Participant’s age and service with the Company and its Subsidiaries equals at least 70. and if the Termination Date does not occur for any other reason.

5. Lapse of Restrictions/Vesting—Change in Control. If a Change in Control occurs prior to the end of the Period of Restriction, all restrictions on the then outstanding Restricted Units shall lapse on the date of such Change in Control and the date of the Change in Control shall be the “Vesting Date” with respect to such Restricted Units. Notwithstanding the foregoing, the restrictions on outstanding Restricted Units shall not lapse upon a Change in Control if an award meeting the following requirements (the “Replacement Award”) is provided in substitution hereof:

(a) it relates to equity securities of the Company or its successor following the Change in Control or another entity that is affiliated with the Company or its successor following the Change in Control and such equity securities are publicly traded and registered under the Securities Exchange Act of 1934;

(b) it has a value at least equal to the value of this Award as of the date of the Change in Control as determined by the Committee;

(c) it does not contain any performance goals and vesting is subject only to continued service with the Company or its successor (and their affiliates) following the Change in Control through the fourth anniversary of the original Grant Date;

(d) its forfeiture provisions, transfer restrictions and any other restrictions lapse upon the fourth anniversary of the original Grant Date; provided, however, that such restrictions shall lapse prior to the fourth anniversary of the Grant Date if, within two years after the date of the Change in Control, the Participant’s Termination Date occurs as a result of termination by the Company (or its successor) without Cause or the Participant’s resignation for Good Reason (as defined below); and

(e) the other terms and conditions of the Replacement Award relating to service conditions, dividends and a subsequent change in control are not less favorable to the Participant than the terms and conditions of this Award.

Without limiting the generality of the foregoing, the Replacement Award may take the form of a continuation of this Award or such other form approved by the Committee provided that the preceding requirements of this section are satisfied. The determination of whether the requirements are satisfied shall be made by the Committee, as constituted immediately prior to the Change in Control, in its sole discretion. In the event of a Change in Control, the Participant agrees to accept a Replacement Award meeting the above conditions in substitution of this Award.

“Good Reason” means: (i) a change in the Participant’s job title or position, which results in a material diminution in authority, duties or responsibilities; (ii) any material breach by the Company (or its successor) of this agreement or any material obligation of the Company for the payment or provision of compensation or other benefits to the Participant; (iii) a material diminution in the Participant’s compensation or a failure by the Company (or its successor) to provide an arrangement for the Participant for any fiscal year of the Company (or its successor) giving the Participant the opportunity to earn an incentive award for such fiscal year; or (iv) the Company (or its successor) requires the Participant to materially change the location of the Participant’s primary tax home; provided such new location is one in excess of 35 miles from the location of the Participant’s primary tax home before such change. In order to constitute a termination for “Good Reason,” the Participant must provide the Company (or its successor) with notice of the event constituting Good Reason within 60 days of the initial occurrence thereof, the Company (or its successor) shall have 30 days to cure such event and, if the event is not cured within such period, the Participant must resign for Good Reason effective no later than 30 days following the Company’s failure to cure the event.

4. Payment and Settlement of Award. Payment and settlement of any Restricted Units that become vested pursuant to this Agreement shall occur as soon as practicable following the applicable Vesting Date but in no event later than 2-1/2 months following the year in which the applicable Vesting Date occurs.

6. Recovery of Unearned Compensation. The Restricted Units are subject to the Company’s compensation recovery policy as shall be in effect from time to time, including, as of the date of this Award, the policy adopted by the Company as of December 1, 2023.

7. Dividend Equivalents. Dividend equivalents are hereby granted on the Restricted Units, which shall accrue to the extent that dividends are declared on shares of Common Stock as described in the Participant’s Notice of Award. Any dividend equivalents shall be subject to the same vesting and payment conditions as the Restricted Units to which they relate.

8. Section 409A Compliance. It is the intention that this Agreement conform and be administered in all respects in a manner that complies with Section 409A of the Code; provided, however, that the Company does not make any representations or guarantees of the tax treatment of the Award under Section 409A or otherwise. Notwithstanding any provision contained in this Agreement to the contrary, if (a) any payment hereunder is subject to Section 409A of the Code, (b) such payment is to be paid on account of the Participant’s separation from service (within the meaning of Section 409A of the Code) and (c) the Participant is a “specified employee” (within the meaning of Section 409A(a)(2)(B) of the Code), then such payment shall be delayed, if necessary, until the first day of the seventh month following the Participant’s separation from service (or, if later, the date on which such payment is otherwise to be paid under this Agreement).

With respect to any payments hereunder that are subject to Section 409A of the Code and that are payable on account of a separation from service, the determination of whether the Participant has had a separation from service shall be determined in accordance with Section 409A of the Code.

9. Miscellaneous.

(a) Modification/ Binding Effect. The Committee may from time to time modify or amend this Agreement in accordance with the provisions of the Plan. This Agreement shall be binding upon and inure to the benefit of the Company and its successors and assigns and shall be binding upon and inure to the benefit of the Participant and his or her legatees, distributees and personal representatives. By signing this Agreement, the Participant acknowledges and expressly agrees that the Participant has read the Agreement and the Plan and agrees to their terms.

(b) No Right to Continued Employment. Nothing in the Plan or this Agreement shall interfere with or limit in any way the right of the Company or any of its Subsidiaries to terminate the Participant’s employment at any time, or confer upon the Participant any right to continue in the employ of the Company or any of its Subsidiaries.

(c) Interpretation. The Committee shall have full power and discretion to construe and interpret the Plan (and any rules and regulations issued thereunder) and this Award. Any determination or interpretation by the Committee under or pursuant to the Plan or this Award shall be final and binding and conclusive on all persons affected hereby.

(d) Applicable Law. This Agreement shall be governed by and construed in accordance with the law of the State of Delaware regardless of the application of rules of conflict of law that would apply the laws of any other jurisdiction.

(e) Limitation on Rights; No Right to Future Grants; Extraordinary Item of Compensation. By entering into this Agreement and accepting the Restricted Units evidenced hereby, the Participant acknowledges: (i) that the Plan is discretionary in nature and may be suspended or terminated by the Company at any time; (ii) that the Award does not create any contractual or other right to receive future grants of Awards; (iii) that participation in the Plan is voluntary; (iv) that the value of the Restricted Units is not part of normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments; and (v) that the future value of the Shares is unknown and cannot be predicted with certainty.

(f) Compliance with Securities Laws; Share Availability. Notwithstanding any other provision of the Plan, the Company shall have no liability to deliver any shares of Common Stock under the Plan or make any other distribution of benefits under the Plan unless such delivery or distribution would comply with all applicable laws (including, without limitation, the requirements of the Securities Act of 1933, as amended), and the applicable requirements of any securities exchange or similar entity. Notwithstanding any other provision of the Plan to the contrary, in the event that there are not sufficient shares of Common Stock reserved for issuance under the Plan (the issuance of which has been approved by the Company’s stockholders) at the time an Award is to be paid or settled, the Award shall be forfeited, in whole or in part, to the extent that sufficient shares of Common Stock are not available.

(g) Employee Data Privacy. By entering into this Agreement and accepting the Restricted Units evidenced hereby, the Participant: (i) authorizes the Company and any agent of the Company administering the Plan or providing Plan recordkeeping services to disclose to the Company or any of its affiliates any information and data the Company requests in order to facilitate the grant of the Award and the administration of the Plan; (ii) waives any data privacy rights the Participant may have with respect to such information; and (iii) authorizes the Company and its agents to store and transmit such information in electronic form.

(h) Consent to Electronic Delivery. By entering into this Agreement and accepting the Restricted Units evidenced hereby, the Participant hereby consents to the delivery of information (including, without limitation, information required to be delivered to the Participant pursuant to applicable securities laws) regarding the Company and the Subsidiaries, the Plan, this Agreement and the Restricted Units via Company web site or other electronic delivery.

(i) Headings and Captions. The section and other headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

(j) Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed by its officer thereunto duly authorized, and the Participant has hereunto set his or her hand, all as of the Date of Grant written above.

Accepted and Agreed:		Packaging Corporation of America

BY:

«FIRST_NAME» «MIDDLE_INITIAL». «LAST_NAME»	Date	Vice President and Chief Human Resources Officer